CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 31, 2017 with respect to the audited consolidated balance sheet of New Age Beverages Corporation and its subsidiaries as of December 31, 2016, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the year then ended.

/s/ Accell Audit & Compliance, P.A.

Tampa, Florida

July 14, 2017